Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Arrowhead Research Corporation for the year ended September 30, 2012 of our report dated December 17, 2012 included in its Registration Statements on Forms S-3 (Nos. 333-176159, 333-178532, 333-178073, 333-178072, 333-176159, 333-164039, 333-161344, 333-148218, 333-144109, 333-137329, 333-132310, 333-124065, and 333-113065) and Forms S-8 (Nos. 333-170252, 333-136225, 333-124066, and 333-120072) relating to the consolidated financial statements of Arrowhead Research Corporation and Subsidiaries for the year ended September 30, 2012. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

December 27, 2012